Exhibit 3.1

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TREMOR VIDEO, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Tremor Video, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

That the name of this corporation is Tremor Video, Inc.

That this corporation was originally incorporated pursuant to the General Corporation Law on September 1, 2006 under the name Tremor Media, Inc.

That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement was duly adopted by the stockholders as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST:  The name of this corporation is Tremor Video, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 102,333,333 shares of common stock, $0.0001 par value per share, and (ii) 32,742,929 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

Effective immediately and automatically upon this Certificate of Amendment becoming effective under the General Corporation Law of the State of Delaware (such time being referred to herein as the  “Effective Time”), each share of Series I Common Stock, par value $0.0001 per share, of the Corporation (“Series I Common Stock”) issued and outstanding immediately prior to the Effective Time, shall automatically, without further action on the part of the Corporation or any holder of Series I Common Stock, be renamed as and become one (1) fully paid and non-

assessable share of common stock, $0.0001 par value per share (the “Common Stock”), which Common Stock shall have the rights, preferences, privileges and restrictions set forth in this Certificate of Incorporation (the “Renaming”).

Effective immediately and automatically upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware after giving effect to the Renaming, and without any further action by the holders of such shares, (i) each one-and-one half (1.5) outstanding shares of Common Stock of the Corporation (after giving effect to the Renaming) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Common Stock; (ii) each one-and-one half (1.5) outstanding shares of Series II Common Stock of the Corporation (the “Series II Common Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series II Common Stock; (iii) each one-and-one half (1.5) outstanding shares of Series A Preferred Stock of the Corporation (“Series A Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series A Preferred Stock; (iv) each one-and-one half (1.5) outstanding shares of Series B Preferred Stock of the Corporation (“Series B Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series B Preferred Stock; (v) each one-and-one half (1.5) outstanding shares of Series B-1 Preferred Stock of the Corporation (“Series B-1 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series B-1 Preferred Stock; (vi) each one-and-one half (1.5) outstanding shares of Series C Preferred Stock of the Corporation (“Series C Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series C Preferred Stock; (vii) each one-and-one half (1.5) outstanding shares of Series D Preferred Stock of the Corporation (“Series D Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series D Preferred Stock; (viii) each one-and-one half (1.5) outstanding shares of Series E Preferred Stock of the Corporation (“Series E Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series E Preferred Stock; (ix) each one-and-one half (1.5) outstanding shares of Series 1 Preferred Stock of the Corporation (“Series 1 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series 1 Preferred Stock; (x) each one-and-one half (1.5) outstanding shares of Series 2 Preferred Stock of the Corporation (“Series 2 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series 2 Preferred Stock; (xi) each one-and-one half (1.5) outstanding shares of Series 3 Preferred Stock of the Corporation (“Series 3 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series 3 Preferred Stock; (xii) each one-and-one half (1.5) outstanding shares of Series 4 Preferred Stock of the Corporation (“Series 4 Preferred Stock”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series 4 Preferred Stock; and (xiii) each one-and-one half (1.5) outstanding shares of Series F Preferred Stock of the Corporation (“Series F Preferred”) shall be combined and reconstituted into one (1) fully paid and non-assessable share of outstanding Series F Preferred Stock (collectively, the “Reverse Stock Split”)

No fractional shares of Common Stock, Series II Common Stock or any series of Preferred Stock shall be issued upon combination of any such shares in the Reverse Stock Split.    If the Reverse Stock Split would result in the issuance of any fractional shares, the Corporation shall, in lieu of issuing any fractional shares, pay cash equal to the product of each such fractional share on an as-converted to Common Stock basis multiplied by the fair market value of one share of Common Stock (after giving effect to the foregoing Reverse Stock Split) (as determined by the Board of Directors) as of the Effective Time, rounded up to the nearest whole cent.

From and after the Reverse Stock Split and Effective Time, each stock certificate formerly representing shares of Series I Common Stock, Series II Common Stock and each series of Preferred Stock shall represent the number of shares of Common Stock, Series II Common Stock or the applicable series of Preferred Stock, as applicable, into which such shares shall have been combined (and in the case of the Series I Common Stock, combined and renamed) pursuant to this Certificate of Incorporation; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Series I Common Stock, Series II Common Stock or any series of Preferred Stock shall receive, upon surrender of such certificate or certificates to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent, accompanied by a written request from such person, a new certificate evidencing and representing the number of shares of Common Stock, Series II Common Stock or the applicable series of Preferred Stock, as applicable, to which such person is entitled as a result of the Reverse Stock Split and Renaming.

The par value of each share of Common Stock, Series II Common Stock and each series of Preferred Stock shall not be adjusted in connection with the Reverse Stock Split and the Renaming.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.                                COMMON STOCK

1.                                    General.  100,000,000 shares of the authorized common stock of the Corporation are hereby designated “Common Stock,” and 2,333,333 shares of the authorized common stock of the Corporation are hereby designated “Series II Common Stock.”

2.                                    Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article Fourth, Section A.2.

2.1                            Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, no dividend shall be declared or paid on shares of the Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Series II Common Stock on the same as-converted-to- Common-Stock basis.

2.2                            Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of this Corporation shall be distributed as provided in Article Fourth, Section C.2 hereof.

2.3                            Redemption.  The Common Stock is not redeemable at the option of the holder.

2.4                            Voting Rights.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.  There shall be no cumulative voting.  The number of authorized shares of Common Stock and Common Stock (but not Series II Common Stock) may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

3.                                    Series II Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Series II Common Stock are as set forth below in this Article Fourth, Section A.3.

3.1                            Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, no dividend shall be declared or paid on shares of the Series II Common Stock unless the same dividend with the same record date and payment date shall be declared or paid on the shares of Common Stock on the same as-converted-to-Common-Stock basis.

3.2                            Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, the assets of this Corporation shall be distributed as provided in Article Fourth, Section C.2 hereof.

3.3                            Redemption.  The Series II Common Stock is not redeemable at the option of the holder.

3.4                            Voting Rights.  Except as may otherwise be provided in this Certificate of Incorporation or by law, the holders of Series II Common Stock shall vote together with the holders of the Common Stock as a single class on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Series II Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law.  Each holder of shares of Series II Common Stock are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series II Common Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter as determined in accordance with Article Fourth, Sections C.4 and C.5.  There shall be no cumulative voting.

3.5                            Conversion of Series II Common Stock.  The Series II Common Stock shall be convertible into Common Stock in accordance with Article Fourth, Sections C.4 and C.5.

B.                                 ISSUANCE OF PREFERRED STOCK; DEFINED TERMS

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.  As used herein, the following terms shall have the following meanings:

“Conversion Price” has the meaning set forth in Article Fourth, Section C.4.1.1.

“Convertible Stock” means, collectively, the Preferred Stock and the Series II Common Stock.

“Dividend Rate” means an annual per share amount equal to (i) with respect to the Series A Preferred Stock, $.1014 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series A Preferred Stock after the Reverse Stock Split and the Effective Time), (ii) with respect to the Series B Preferred Stock, $0.2514 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series B Preferred Stock after the Reverse Stock Split and the Effective Time), (iii) with respect to the Series B-1 Preferred Stock, $0.3891 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series B-1 Preferred Stock after the Reverse Stock Split and the Effective Time), (iv) with respect to the Series C Preferred Stock, $0.3033 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series C Preferred Stock after the Reverse Stock Split and the Effective Time), (v) with respect to the Series D Preferred Stock, $0.5868 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series D Preferred Stock after the Reverse Stock Split and the Effective Time), (vi) with respect to the Series E Preferred Stock, $0.64035 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series E Preferred Stock after the Reverse Stock Split and the Effective Time), (vii) with respect to the Series 1 Preferred Stock, $0.19665 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 1 Preferred Stock after the Reverse Stock Split and the Effective Time), (viii) with respect to the Series 2 Preferred Stock, $0.33105 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 2 Preferred Stock after the Reverse Stock Split and the Effective Time), (ix) with respect to the Series 3 Preferred Stock, $0.46005 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 3 Preferred Stock after the Reverse Stock Split and the Effective Time), (x) with respect to the Series 4 Preferred Stock, $0.22035 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 4 Preferred Stock after the Reverse Stock Split and the Effective Time), and (xi) with respect to the Series F

Preferred Stock, $0.74655 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series F Preferred Stock after the Reverse Stock Split and the Effective Time).

“Initial Conversion Price” means (i) with respect to the Series A Preferred Stock, $1.2669, (ii) with respect to the Series B Preferred Stock, $3.1422, (iii) with respect to the Series B-1 Preferred Stock, $4.6437, (iv) with respect to the Series C Preferred Stock, $3.79035, (v) with respect to the Series D Preferred Stock, $7.3341, (vi) with respect to the Series E Preferred Stock, $8.00505, (vii) with respect to the Series 1 Preferred Stock, $2.45745, (viii) with respect to the Series 2 Preferred Stock, $4.13865, (ix) with respect to the Series 3 Preferred Stock, $5.7507, (x) with respect to the Series 4 Preferred Stock, $2.75475, (xi) with respect to the Series II Common Stock, $8.00505, and (xii) with respect to the Series F Preferred Stock, $9.33135.

“Liquidation Amount” means, with respect to a share of a series of Preferred Stock, the aggregate amount payable with respect to such share in accordance with Article Fourth, Sections C.2.1 and C.2.2.

“Merger Agreement” means the Agreement and Plan of Merger and Reorganization, dated as of November 8, 2010, by and among the Corporation, TMSS Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Corporation, ScanScout, Inc., a Delaware corporation and the other parties thereto.

“Multiple” shall initially be equal to one (1) and shall be subject to adjustment as provided in Article Fourth, Section C.4.9.

“New Preferred Stock” means, collectively, the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock.

“New Preferred Stock Original Issue Date” means (i) with respect to the Series 1 Preferred Stock, April 26, 2006, (ii) with respect to the Series 2 Preferred Stock, April 24, 2007, (iii) with respect to the Series 3 Preferred Stock, June 11, 2008 and (iv) with respect to the Series 4 Preferred Stock, March 30, 2009.

“New Stock” means, collectively, the Series II Common Stock and the New Preferred Stock.

“Old Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock.

“Original Issue Price” means (i) with respect to the Series A Preferred Stock, $1.2669 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series A Preferred Stock after the Reverse Stock Split and the Effective Time), (ii) with respect to the Series B Preferred Stock, $3.1422 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series B Preferred Stock after the Reverse Stock Split and the Effective Time), (iii) with respect to the Series B-1 Preferred Stock, $4.86285 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series B-1 Preferred Stock after the Reverse Stock Split and the Effective Time), (iv) with respect to the Series C Preferred Stock, $3.79035 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series C Preferred Stock after the Reverse Stock Split and the Effective Time), (v) with respect to the Series D Preferred Stock, $7.3341 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series D Preferred Stock after the Reverse Stock Split and Effective Time), (vi) with respect to the Series E Preferred Stock, $8.00505 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series E Preferred Stock after the Reverse Stock Split and the Effective Time), (vii) with respect to the Series 1 Preferred Stock, $2.45745 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 1 Preferred Stock after the Reverse Stock Split and the Effective Time), (viii) with respect to the Series 2 Preferred Stock, $4.13865 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 2 Preferred Stock after the Reverse Stock Split and the Effective Time), (ix) with respect to the Series 3 Preferred Stock, $5.7507 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 3 Preferred Stock after the Reverse Stock Split and the Effective Time), (x) with respect to the Series 4 Preferred Stock, $2.75475 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 4 Preferred Stock after the Reverse Stock Split and the Effective Time), (xi) with respect to the Series II Common Stock, $8.00505 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series II Common Stock after the Reverse Stock Split and the Effective Time), and (xii) with respect to the Series F Stock, $9.33135 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series F Preferred Stock after the Reverse Stock Split and the Effective Time).

“Participation Cap” means a per share amount equal to (i) with respect to the Series D Preferred Stock, $22.0023 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series D Preferred Stock after the Reverse Stock Split and the Effective Time), (ii) with respect to the Series E Preferred Stock, $24.01515 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series E Preferred Stock after the Reverse Stock Split and the Effective Time), (iii) with respect to the Series 1 Preferred Stock, $7.37235 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 1 Preferred Stock after the Reverse Stock Split and the Effective Time), (iv) with respect to the Series 2 Preferred Stock, $12.41595 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 2 Preferred Stock after the Reverse Stock Split and the Effective Time), (v) with respect to the Series 3 Preferred Stock, $17.2521 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 3 Preferred Stock after the Reverse Stock Split and the Effective Time), (vi) with respect to the Series 4 Preferred Stock, $8.26425 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series 4 Preferred Stock after the Reverse Stock Split and the Effective Time), and (vii) with respect to the Series F Preferred Stock, $18.6627 (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Series F Preferred Stock after the Reverse Stock Split and the Effective Time).

“Participation Cap Preferred” means the Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and New Preferred Stock.

“Requisite Investors” means the holders of at least 60% of the voting power of the then-outstanding shares of Preferred Stock, voting together as a single class and on an as-converted-to- Common-Stock basis.

“Requisite New Preferred Stock Investors” means the holders of at least 55% of the voting power of the then-outstanding shares of New Preferred Stock, voting together as a single class and on an as-converted-to- Common-Stock basis.

“Series F Minimum Return Multiple” shall mean (i) in the event of the closing of a Qualified Public Offering on or prior to March 6, 2014, 1.5, or (ii) otherwise, 2.0.

C.                                SERIES OF PREFERRED STOCK

6,861,975 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock,” 3,500,732 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock,” 548,032 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Preferred Stock,” 5,308,216 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock,” 5,453,975 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock,” 238,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock,” 979,333 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series 1 Preferred Stock,” 1,822,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series 2 Preferred Stock,” 937,333 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series 3 Preferred Stock,” 3,093,333 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series 4 Preferred Stock,” and 4,000,000 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock,” each with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.  Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article Fourth refer to sections and subsections of Part C of this Article Fourth.

1.                                    Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of each series of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of the applicable series of Preferred Stock in an amount at least equal to the greater of (i) the Dividend Rate applicable to such share of Preferred Stock per year from and after the date of the issuance of any such shares of Preferred Stock (which, in the case of each series of New Preferred Stock, shall be deemed to be the New Preferred Stock Original Issue Date with respect thereto), to the extent not previously paid or (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of each respective series of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of

Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of the applicable series of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares after the Reverse Stock Split and the Effective Time) and (2) multiplying such fraction by an amount equal to the Original Issue Price of such series of Preferred Stock; provided, however, that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1  shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.  The foregoing dividend shall not be cumulative.

2.                                    Liquidation, Dissolution or Winding Up., Certain Mergers, Consolidations and Asset Sales.

2.1                            Preferential Payments to Holders of Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (or a Deemed Liquidation Event, as defined below), the holders of shares of each series of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Original Issue Price of such series of Preferred Stock, plus any dividends declared but unpaid thereon.  If upon any such liquidation, dissolution or winding up of the Corporation (or Deemed Liquidation Event), the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2                            Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (or Deemed Liquidation Event), after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock pursuant to Subsection 2.1, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock and Preferred Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation (or Deemed Liquidation Event); provided, however, that if, without giving effect to this proviso, the aggregate per share amount payable on a share of a series of Participation Cap Preferred under Subsections 2.1 and 2.2 would exceed the Participation Cap of such series of Participation Cap Preferred, the amount payable on such share shall instead be equal to the greater of (x) the Participation Cap of such series of Participation Cap Preferred or (y) the amount that would be paid on such share of Participation Cap Preferred if all shares of such series of Participation Cap Preferred had been converted into

Common Stock in accordance with this Certificate of Incorporation immediately prior to such dissolution, liquidation or winding up of the Corporation (or Deemed Liquidation Event).

2.3                            Deemed Liquidation Events.

2.3.1                Definition.  Each of the following events shall be considered a “Deemed Liquidation Event” unless elected otherwise by written notice sent to the Corporation at least two business days prior to the effective date of any such event by (w) the Requisite Investors, (x) the Requisite New Preferred Stock Investors and (y) the holders of at least a majority of (I) the outstanding shares of Series D Preferred Stock and Series E Preferred Stock (on an as-converted-to- Common-Stock basis) exclusively and voting together as a separate class and (II) the outstanding shares of Series F Preferred Stock (on an as-converted-to-Common Stock basis); provided that no vote or written consent of the holders of Series D Preferred Stock and Series E Preferred Stock (with respect to clause (I) immediately above), or no vote or written consent of the holders of Series F Preferred Stock (with respect to clause (II) immediately above) shall be required to waive the treatment of any of the following events as a Deemed Liquidation Event if, after giving effect to such event not being treated as a Deemed Liquidation Event, (A) with respect to clause (I) immediately above, the consideration per share payable in respect of the Series D Preferred Stock would be at least two times the Series D Original Issue Price, or (B) with respect to clause (II) immediately above, the consideration per share payable in respect of the Series F Preferred Stock would be at least two times the Series F Original Issue Price; and provided, further, that the calculation of the consideration per share payable in respect of the Series D Preferred Stock and Series F Preferred Stock for purposes of this Subsection 2.3.1:  (i) shall not include any amounts (A) payable (pursuant to the terms of the definitive agreements governing such event) only upon the occurrence of “earn-out” conditions, milestones or similar events, or (B) otherwise not payable upon (or promptly following) the closing of such event without the satisfaction of further conditions (other than the submission by an applicable stockholder of customary documentation such as a letter of transmittal); and (ii) notwithstanding anything to the contrary in the foregoing clause (i), shall include any amounts, up to a maximum of ten percent (10%) of the aggregate consideration to be received by the Corporation or holders of this Corporation’s securities, as applicable, in such event (calculated pursuant to Subsection 2.3.3 and including for purposes of such calculation any amounts described in the immediately preceding clause (i)), that are (pursuant to the terms of the definitive agreements governing such event) subject to any escrow or holdback arrangement:

(a)                              a merger or consolidation in which

(i)                                  the Corporation is a constituent party, or

(ii)                              a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(b)                             the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2                Effecting a Deemed Liquidation Event.

(a)                              The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) above unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 above.

(b)                             In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such holder’s shares of Preferred Stock, and (ii) if the Requisite Investors so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) together with any other assets of the Corporation available for distribution to its stockholders (the “Net Proceeds”), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the respective Liquidation Amounts for such shares of Preferred Stock.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, or if the Corporation does not have sufficient lawfully available funds to effect such redemption, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds or such lawfully available funds, as the case may be, in accordance with the relative priorities of the holders under Subsection 2.1 and based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.  The provisions of Subsections 6.2 through 6.4 below shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection 2.3.2(b).  Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3                Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Deemed Liquidation Event or liquidation redemption as provided in Subsection 2.3.2(b) above shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation, except that any securities to be distributed to the stockholders shall be valued as follows:  (i) unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if traded on a nationally recognized securities exchange or inter-dealer quotation system, the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty-one (21) trading days (or all such trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding the consummation of such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Deemed Liquidation Event or liquidation redemption; (ii) if clause (i) does not apply but the securities are traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the twenty-one (21) trading days (or all such trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Deemed Liquidation Event or liquidation redemption; and (iii) if there is no active public market, the value of such securities shall be the fair market value thereof, as determined in good faith by resolution of the Board of Directors of the Corporation.  The method of valuation of securities subject to any restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the approximate fair market value thereof, as determined in good faith by resolution of the Board of Directors of the Corporation.

3.                                    Voting.

3.1                            General.  On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.  Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2                            Election of Directors.  The holders of record of the shares of Preferred Stock shall be entitled to elect five (5) directors of the Corporation (the “Preferred Directors”) as follows:  (a) the holders of record of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series F Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect four (4) directors of the Corporation, and (b) the holders of record of a majority of the shares of Series E Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock exclusively and voting together as a single class, shall be entitled to elect one (1) director of the Corporation.  Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  The holders of record of the shares of Common Stock and Preferred Stock, voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation (the “Remaining Directors”).  If the holders of shares of Preferred Stock and/or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Subsection 3.2, then any directorship not so filled shall remain vacant until such time as the holders of the Preferred Stock and/or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  The rights of the holders of the Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the Effective Time on which there are issued and outstanding less than 3,333,333 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares after the Reverse Stock Split and the Effective Time).

3.3                            Preferred Stock Protective Provisions.  At any time when at least 3,333,333 shares of Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares after the Reverse Stock Split and the Effective Time), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Investors, given in writing or by vote at a meeting:

(a)                              liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any Deemed Liquidation Event, effect a reclassification, recapitalization or reorganization, or consent to any of the foregoing;

(b)                             amend, waive, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

(c)                               take any action that alters the rights, preferences or privileges of any series of the Preferred Stock;

(d)                             (i) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to all rights, preferences and privileges, including without limitation with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends, voting and redemption rights (excluding the issuance of all Preferred Stock authorized pursuant to this Certificate of Incorporation), (ii) increase or decrease the authorized number of shares of Common Stock or Preferred Stock or (iii) increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights;

(e)                               purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends payable on the Common Stock solely in the form of additional shares of Common Stock, and (iii) repurchases of Common Stock upon terms approved by the Board of Directors of the Corporation;

(f)                                create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(g)                              increase or decrease the authorized number of directors constituting the Board of Directors; or

(h)                             offer shares of capital stock for sale to the public in a public offering other than a Qualified Public Offering (as defined below).

For purposes of this Subsection 3.3, any reference to the Corporation will be deemed to include any subsidiary of the Corporation.  The Corporation further shall not, either directly or indirectly, by amendment, merger, consolidation, or otherwise, amend, waive, alter or repeal the provisions of this Subsection 3.3 without the written consent or affirmative vote of the Requisite Investors.

3.4                            Additional Protective Provisions.

3.4.1                Series D and E Preferred Stock.  At any time when an aggregate of at least 580,000 shares of Series D Preferred Stock and Series E Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares after the Reverse Stock Split and the Effective Time), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series D Preferred Stock and Series E Preferred Stock (on an as-converted-to-Common-Stock basis), given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a separate class, liquidate, dissolve or wind-up the business and affairs of the Corporation, or effect any Deemed Liquidation Event; provided that no vote or written consent of the holders of Series D Preferred Stock and Series E Preferred Stock shall be required under this Section 3.4 with respect to any such liquidation, dissolution, winding up or Deemed Liquidation Event if the Series D Liquidation Amount, calculated in accordance with Section 2, is at least two times the Series D Original Issue Price; provided, further, that the calculation of Series D Liquidation Amount for purposes of this Subsection 3.4:  (i) shall not include any amounts (A) payable (pursuant to the terms of the definitive agreements governing such event) only upon the occurrence of “earn-out” conditions, milestones or similar events, or (B) otherwise not payable upon (or promptly following) the closing of such liquidation, dissolution, winding up or Deemed Liquidation Event without the satisfaction of further conditions (other than the submission by an applicable stockholder of customary documentation such as a letter of transmittal); and (ii) notwithstanding anything to the contrary in the foregoing clause (i), shall include any amounts, up to a maximum of ten percent (10%) of the aggregate consideration to be received by the Corporation or the holders of this Corporation’s securities, as applicable, in such liquidation, dissolution, winding up or Deemed Liquidation Event (calculated pursuant to Subsection 2.3.3 and including for purposes of such calculation any amounts described in the immediately preceding clause (i)), that are subject to any escrow or holdback arrangement.  The Corporation further shall not, either directly or indirectly, by amendment, merger, consolidation, or otherwise, amend, waive, alter or repeal the provisions of this Subsection 3.4.1 without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series D Preferred Stock and Series E Preferred Stock (on an as-converted-to-Common-Stock basis).

3.4.2                Series F Preferred Stock.  At any time when an aggregate of at least 214,000 shares of Series F Preferred Stock are outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares after the Reverse Stock Split and the Effective Time), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, or otherwise, without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Series F Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) as a separate series, (i) alter or change the Original Issue Price of the Series F Preferred Stock or the amount per share the holders of Series F Preferred Stock are entitled to receive under Sections 2.1 and 2.2; (ii) amend, waive, alter or repeal Sections 2.1, 2.2, or 2.3.1 so as to affect such shares of Series F Preferred Stock adversely; or (iii) amend, waive, alter or repeal Section 4.4 so as to affect such shares of Series F Preferred Stock adversely.  The Corporation further shall not, either directly or indirectly, by amendment, merger, consolidation, or otherwise, amend, waive, alter or repeal the provisions of this Subsection 3.4.2 without the written consent or affirmative vote of the holders of a majority of the then outstanding Series F Preferred Stock.

For purposes of this Subsection 3.4, any reference to the Corporation will be deemed to include any subsidiary of the Corporation.

4.                                    Conversion.  The holders of the Convertible Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1                            Conversion Rights.

4.1.1                Conversion Ratio.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by (i) in the case of a share of Old Preferred Stock, dividing the applicable Original Issue Price for such share by the applicable Conversion Price (the “Conversion Price”) for such share in effect at the time of conversion, and (ii) in the case of a share of New Preferred Stock, multiplying the Multiple in effect at the time of conversion by the quotient obtained by dividing the applicable Original Issue Price by the applicable Conversion Price for such share in effect at the time of conversion.  Each share of Series II Common Stock shall, in accordance with Article Fourth, Section C.5.2, automatically convert into such number of fully paid and nonassessable shares of Common Stock at a rate determined by multiplying the Multiple in effect at the time of conversion by the quotient obtained by dividing the Original Issue Price of the Series II Common Stock by the Conversion Price of the Series II Common Stock in effect at the time of conversion.  The initial Conversion Price of a share of Convertible Stock, as of the Effective Time and after giving effect to all adjustments thereto as of the Effective Time, including the Reverse Stock Split, shall be equal to the Initial Conversion Price applicable thereto.  The Conversion Price applicable to a share of Convertible Stock, the Multiple applicable to a share of New Stock and the rate at which shares of Convertible Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2                Termination of Conversion Rights.  In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 6, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such redemption price is paid in full.  In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights applicable to the Preferred Stock shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

4.2                            Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Convertible Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

4.3                            Mechanics of Conversion.

4.3.1                Notice of Conversion.  In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing.  The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date.  The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

4.3.2                Reservation of Shares.  The Corporation shall at all times when Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Convertible Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Convertible Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Convertible Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.  Before taking any action which would cause an adjustment reducing the Conversion Price applicable to any class or series of Convertible Stock below the then par value of the shares of Common Stock issuable upon conversion of such Convertible Stock, the Corporation will take any corporate action which shall be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.3.3                Effect of Conversion.  All shares of Convertible Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.  Any shares of Convertible Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Stock accordingly.

4.3.4                No Further Adjustment.  Upon any such conversion, no adjustment to the Conversion Price applicable to the Convertible Stock shall be made for any declared but unpaid dividends on the Convertible Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5                Taxes.  The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Stock pursuant to Section 4 or Section 5.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4                            Adjustments to Conversion Price of Preferred Stock for Diluting Issues.

4.4.1                Special Definitions.  For purposes of this Article Fourth, the following definitions shall apply:

(a)                              “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by the Corporation after the Effective Time, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively “Exempted Securities”):

(i)                                  shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) as a dividend or distribution on Preferred Stock or Series II Common Stock;

(ii)                              shares of Common Stock issued (or, pursuant to Subsection 4.4.3 below, deemed to be issued) by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4.5, 4.6, 4.7 or 4.8 below;

(iii)                          up to an aggregate of 468,316 (or such greater number as approved in advance by the written consent or affirmative vote of the Requisite

Investors) shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of issued and outstanding shares of Common Stock after the Reverse Stock Split and the Effective Time) (“Reserved Shares”) issued or deemed issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries after the Effective Time pursuant to plans, agreements or arrangements (the “Plans”) approved by the Board of Directors of the Corporation; provided, however, that (x) if any Options issued under the Plans and outstanding as of the Effective Time expire or terminate unexercised (and without any cash payment by the Corporation to the holder thereof in connection with such termination) after the Effective Time, the number of shares of Common Stock subject to such Options shall be added to the maximum number set forth above, (y) if any shares of Common Stock issued under the Plans and outstanding as of the Effective Time shall be repurchased by the Corporation at cost after the Effective Time, the number of such shares of Common Stock shall be added to the maximum number set forth above, and (z) with respect to any Options or shares of Common Stock issued pursuant to the Plans after the Effective Time, if any such Options expire or terminate unexercised (and without any cash payment by the Corporation to the holder thereof in connection with such termination) or any such shares of Common Stock are repurchased by the Corporation at cost, such shares of Common Stock (including shares subject to such Options) shall not be counted toward the maximum number set forth above unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any of the Plans;

(iv)                                                                          shares of Common Stock or Convertible Securities actually issued upon the exercise of Options outstanding as of the Effective Time or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding as of the Effective Time, in each case provided that such issuance is pursuant to the terms of such Option or Convertible Security; or

(v)                              shares of Common Stock or Convertible Securities actually issued upon the exercise of Options issued after the Effective Time or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities issued after the Effective Time, in each case provided that (x) such issuance is pursuant to the terms of such Option or Convertible Security and (y) all adjustments to the Conversion Prices applicable to the Preferred Stock resulting from the issuance of such Options or Convertible Securities have been made in accordance with Subsection 4.4.3.

(b)                             “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock (including Series II Common Stock), but excluding Options.

(c)                               “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

4.4.2                No Adjustment of Conversion Price.  No adjustment in the Conversion Price applicable to the Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives a written waiver of such adjustment from the Requisite Investors; provided, however, that no such waiver of an adjustment to the Conversion Price applicable to the Series D Preferred Stock or Series E

Preferred Stock shall be effective without the written consent of the holders of a majority of the then-outstanding shares of Series D Preferred Stock and Series E Preferred Stock, voting together as a separate class; and provided further, that no such waiver of an adjustment to the Conversion Price applicable to the Series F Preferred Stock shall be effective without the written consent of the holders of a majority of the then-outstanding shares of Series F Preferred Stock.

4.4.3                Deemed Issue of Additional Shares of Common Stock.

(a)                              If the Corporation at any time or from time to time after the Effective Time shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)                             If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price applicable to any series of Preferred Stock pursuant to the terms of Subsection 4.4.4 below, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, such applicable Conversion Price for such series of Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such applicable Conversion Price for such series of Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price applicable to a series of Preferred Stock to an amount which exceeds the lower of (i) the applicable Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)                               If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price applicable to a series of Preferred

Stock pursuant to the terms of Subsection 4.4.4 below (either because the consideration per share (determined pursuant to Subsection 4.4.5 hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than such applicable Conversion Price for such series of Preferred Stock then in effect, or because such Option or Convertible Security was issued before the Effective Time), are revised after the Effective Time as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security and the adjustments set forth in Subsection 4.9 hereof) to provide for either (I) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4.4.3(a) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)                             Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price applicable to a series of Preferred Stock pursuant to the terms of Subsection 4.4.4 below, such applicable Conversion Price for such series of Preferred Stock shall be readjusted to the applicable Conversion Price for such series of Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)                               If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price applicable to a series of Preferred Stock provided for in this Subsection 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 4.4.3).  If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price applicable to a series of Preferred Stock that would result under the terms of this Subsection 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to such applicable Conversion Price for such series of Preferred Stock that such issuance or amendment took place at the time such calculation can first be made.

4.4.4                Adjustment of Conversion Price Applicable to Preferred Stock.  In the event the Corporation shall at any time after the Effective Time issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to

Subsection 4.4.3), without consideration or for consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price for such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 x (A + B) (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock and Series II Common Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

4.4.5                Determination of Consideration.  For purposes of this Subsection 4.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)                              Cash and Property:  Such consideration shall:

(i)                                  insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)                              insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)                          in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)                             Options and Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)                                  the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                              the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6                Multiple Closing Dates.  In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price applicable to a series of Preferred Stock, and such issuance dates occur within a period of no more than 90 days from the first such issuance, then, upon the final such issuance, such Conversion Price for such series of Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

4.5                            Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Reverse Stock Split and the Effective Time, effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Convertible Stock, the Conversion Price applicable to each class and series of Convertible Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such class or series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding.  If the Corporation shall at any time or from time to time after the Reverse Stock Split and the Effective Time combine the outstanding shares of Common Stock without a corresponding combination of the Convertible Stock, the Conversion Price applicable to each class and series of Convertible Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such class or series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

4.6                            Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price applicable to each class and series of Convertible Stock in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)                              the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)                              the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made to the Conversion Price applicable to a class and series of Convertible Stock if the holders of such class or series of Convertible Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Stock had been converted into Common Stock on the date of such event.

4.7                            Adjustments for Other Dividends and Distributions.  In the event the Corporation at any time or from time to time after the Effective Time shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Convertible Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Stock had been converted into Common Stock on the date of such event.

4.8                            Adjustment for Merger or Reorganization, etc.  Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization,

reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Convertible Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock issuable upon conversion of the Convertible Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Convertible Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price applicable to the Convertible Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Stock.

4.9                            Special Adjustments.

4.9.1                Special Adjustment to Multiple.  If, at any time after the Reverse Stock Split and the Effective Time, the Initial Exchange Ratio or Adjusted Exchange Ratio (each as defined in the Merger Agreement) is adjusted or further adjusted from time to time in accordance with Section 8.2(e) of the Merger Agreement, then, effective upon each such adjustment, the Multiple shall automatically be reset to equal the quotient obtained by dividing the new Adjusted Exchange Ratio by the Initial Exchange Ratio, calculated to the nearest one-millionth.  The Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, amend, modify or waive the provisions of Subsection 4.9.1 or 4.9.2 without the written consent or affirmative vote of (i) the Requisite New Preferred Stock Investors and (ii) the Requisite Investors.

4.9.2                Special Adjustment to New Preferred Stock.  In the event the Conversion Price of the Series E Preferred Stock is reduced in accordance with Subsection 4.4.4, then the Conversion Price of each series of New Preferred Stock shall be reduced, concurrently with such reduction to the Conversion Price of the Series E Preferred Stock, to a price (calculated to the nearest one-hundredth of a cent) equal to the lower of (a) if the Conversion Price of such series of New Preferred Stock is entitled to a simultaneous adjustment pursuant to Subsection 4.4.4, the price resulting from such adjustment or (b) the price determined in accordance with the following formula:

NPCP2 = (NPCP1) x ((A) ÷ (B))

For purposes of the foregoing formula, the following definitions shall apply:

“NPCP2” shall mean the Conversion Price of a series of New Preferred Stock in effect immediately after such reduction in the Conversion Price applicable to the Series E Preferred Stock;

“NPCP1” shall mean the Conversion Price of a series of New Preferred Stock in effect immediately prior to such reduction of the Conversion Price applicable to the Series E Preferred Stock;

“A” shall mean the new Conversion Price of the Series E Preferred Stock after giving effect to such reduction; and

“B” shall mean the Conversion Price of the Series E Preferred Stock immediately prior to giving effect of such reduction.

4.9.3    Special Adjustments to Series F Preferred Stock.

(a)        Adjustment for Special Adjustment to Multiple.  Upon the occurrence of each adjustment or readjustment of the Multiple pursuant to Section 4.9.1, the Series F Conversion Price shall be adjusted, concurrently with such adjustment or readjustment of the Multiple, to a price determined in accordance with the following formula (calculated to the nearest one-hundredth of a cent):

CPF2 = CPF1 x ((A - F) ÷ (B - F))

For purposes of the foregoing formula, the following definitions shall apply:

“CPF2” shall mean the Conversion Price of the Series F Preferred Stock in effect immediately after such adjustment or readjustment of the Multiple;

“CPF1” shall mean the Conversion Price of the Series F Preferred Stock in effect as of the Effective Time and after the Reverse Stock Split;

“A” shall mean 46,830,431;

“B” shall mean the sum of (1) A and (2) the product of (x) the Multiple minus 1, and (y) 9,146,039; and

“F” shall mean the number of shares of Common Stock issuable or issued upon conversion of the Series F Preferred Stock.

Any adjustment to the Conversion Price of the Series F Preferred Stock pursuant to this Subsection 4.9.3 will be deemed to have retroactive effect to the Effective Time such that all adjustments to the Conversion Price of the Series F Preferred Stock pursuant to this Certificate of Incorporation (other than pursuant to this Subsection 4.9.3) occurring after the Reverse Stock Split and the Effective Time shall be recomputed as if the Conversion Price of the Series F Preferred Stock had been adjusted pursuant to this Subsection 4.9.3 on the Effective Time and all other adjustments to the Conversion Price of the Series F Preferred Stock had occurred subsequently.

(b)       Adjustment for Series F Minimum Return Multiple.  With respect to a conversion effected pursuant to Section 5.1 in connection with the Corporation’s first underwritten public offering of its Common Stock under the Securities Act of

1933, as amended (the “Public Offering”), in the event that the public offering price per share of the Corporation’s Common Stock in the Public Offering is less than the product of (A) the Conversion Price of the Series F Preferred Stock in effect as of immediately prior to such conversion and (B) Series F Minimum Return Multiple, then immediately prior to, and contingent upon, a conversion pursuant to Section 5.1, the Conversion Price of the Series F Preferred Stock shall be automatically adjusted to be equal to the quotient obtained by dividing the public offering price per share of the Corporation’s Common Stock in the Public Offering by the Series F Minimum Return Multiple.

(c)        Adjustment for Special Adjustment to New Preferred Stock.  Notwithstanding anything set forth herein to the contrary, in the case of any adjustment to the Conversion Price of each series of New Preferred Stock pursuant to Subsection 4.9.2 (the “NPS Adjustment”), the adjustment to the Conversion Price of the Series F Preferred Stock (and solely the Series F Preferred Stock) pursuant to Subsection 4.4.4 shall be computed such that the Additional NPS Shares (as defined below) (i) shall constitute “Additional Shares of Common Stock” and (ii) shall be deemed to have been issued for no consideration as of the date of the NPS Adjustment.  The term “Additional NPS Shares” shall mean the excess of (x) the number of shares of Common Stock issuable upon conversion of the New Preferred Stock immediately following the NPS Adjustment over (y) the number of shares of Common Stock issuable upon conversion of the New Preferred Stock immediately prior to the NPS Adjustment.

The Corporation shall not, either directly or indirectly, by amendment, merger, consolidation, operation of law or otherwise, amend, modify or waive the provisions of Subsection 4.9.1 or this Subsection 4.9.3 without the written consent or affirmative vote of the holders of a majority of the then-outstanding Series F Preferred Stock.

4.10     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price applicable to any class or series of Convertible Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of the class or series of Convertible Stock subject to such adjustment a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Convertible Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, as promptly as reasonably practicable after the written request at any time of any such holder of Convertible Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price of such class or series of Convertible Stock then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of such Convertible Stock.

4.11     Notice of Record Date.  In the event:

(a)        the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)       of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)        of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Convertible Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Convertible Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Convertible Stock and the Common Stock.  Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.         Mandatory Conversion.

5.1       Preferred Stock Mandatory Conversion.  Upon either (a) the closing of the sale of shares of Common Stock to the public at a public offering price per share reflecting an equity valuation of the Corporation immediately prior to the closing of the public offering (calculated assuming conversion of all outstanding shares of Preferred Stock into Common Stock and that all in-the-money options and warrants, as measured by the Qualified Public Offering Price, whether or not vested, are exercised and repurchased by the Corporation from the proceeds of such exercise at the Qualified Public Offering Price, and excluding all other outstanding options and warrants and any remaining option pool pursuant to the Company’s stock option plans) of at least $450 million in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $50,000,000 of proceeds (before any deduction for underwriting discounts or commissions) to the Corporation (a “Qualified  Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Preferred Conversion Time”) of (i) the Requisite Investors, (ii) holders of a majority of the then-outstanding shares of Series D Preferred Stock and Series E Preferred Stock (on an as-converted-to-Common-Stock basis) voting together as a separate class, and (iii) holders of a majority of the then-outstanding shares of Series F Preferred Stock, then, in each case, (x) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Prices for each series of Preferred Stock, and (y) such shares of Preferred Stock may not be reissued by the Corporation.  For the purposes of this paragraph, “Qualified Public Offering Price” shall mean the price at which the

Corporation’s Common Stock is sold to the public as reflected on the cover of the final prospectus of the Qualified Public Offering.

5.2       Common Stock Mandatory Conversion.  Upon the earliest of (a) the conversion of all shares of Preferred Stock into Common Stock in accordance with Subsection 5.1 above, (b) the closing of a Qualified Public Offering, or (c) the occurrence of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, or a Deemed Liquidation Event (the time of any such event is referred to herein as the “Mandatory Common Conversion Time”; and, together, with the Mandatory Preferred Conversion Time, each a “Mandatory Conversion Time”), (x) all outstanding shares of Series II Common Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for the Series II Common Stock, and (y) such shares of Series II Common Stock may not be reissued by the Corporation.

5.3       Procedural Requirements.  All holders of record of shares Convertible Stock subject to mandatory conversion at a Mandatory Conversion Time (the “Mandatory Conversion Stock”) shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of such shares of Convertible Stock pursuant to this Section 5.  Such notice need not be sent in advance of the occurrence of the applicable Mandatory Conversion Time.  Upon receipt of such notice, each holder of shares of Mandatory Conversion Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5.  At the applicable Mandatory Conversion Time, all outstanding shares of Mandatory Conversion Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Mandatory Conversion Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the penultimate sentence of this Subsection 5.3.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the applicable Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Mandatory Conversion Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Mandatory Conversion Stock converted.  Such converted Mandatory Conversion Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action)

as may be necessary to reduce the authorized number of shares of Mandatory Conversion Stock accordingly.

6.         Redemption.

6.1       Redemption.  Shares of Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a price per share equal to the Original Issue Price thereof, plus the per share amount of all dividends declared but unpaid thereon (the “Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation at any time on or after the fifth anniversary of the Effective Time, from the Requisite Investors of written notice requesting redemption of all shares of Preferred Stock (the date of each such installment being referred to as a “Redemption Date”).  On each Redemption Date, the Corporation shall redeem that number of outstanding shares of each series of Preferred Stock determined by dividing (i) the total number of shares of such series of Preferred Stock outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).  If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Preferred Stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of Preferred Stock out of funds legally available therefor based on the respective amounts which would otherwise be payable in respect of such shares to be redeemed if the legally available funds were sufficient to redeem all such shares.  The Corporation shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

6.2       Redemption Notice.  Written notice of the mandatory redemption (the “Redemption Notice”) shall be sent to each holder of record of Preferred Stock not less than 40 days prior to each Redemption Date.  Each Redemption Notice shall state:

(a)        the number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(b)       the Redemption Date and the Redemption Price;

(c)        the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)       that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Preferred Stock to be redeemed.

6.3       Surrender of Certificates; Payment.  On or before the applicable Redemption Date, each holder of shares of Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.  In the event less than all of the shares of Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Preferred Stock shall promptly be issued to such holder.

6.4       Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

7.         Redeemed or Otherwise Acquired Shares.  Any shares of Convertible Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Convertible Stock following redemption or conversion.

8.         Waiver.  Except as otherwise expressly provided herein or as required by law, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Investors.

9.         Notices.  Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be deemed sent (a) for holders within the United States, upon mailing, postage prepaid, to the post office address last shown on the records of the Corporation, (b) for holders outside of the United States, two days after deposit with an overnight courier service and specified for two-day delivery, or (c) for any holder, upon electronic communication in compliance with the provisions of the General Corporation Law.

FIFTH:  Subject to any additional vote required by the Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  The following indemnification provisions shall apply to the persons enumerated below.

1.         Right to Indemnification of Directors and Officers.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.         Prepayment of Expenses of Directors and Officers.  The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.         Claims by Directors and Officers.  If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.         Indemnification of Employees and Agents.  The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding.  The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion.  Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.         Advancement of Expenses of Employees and Agents.  The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.         Non-Exclusivity of Rights.  The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.         Other Indemnification.  The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.         Insurance.  The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance:  (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.         Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.  The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH:  The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

* * *

IN WITNESS WHEREOF, this Seventh Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 13th day of June, 2013.

By:	/s/ William Day
William Day
President

SIGNATURE PAGE TO TREMOR VIDEO, INC.

SEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION